UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 30, 2018

General Electric Company
(Exact name of registrant as specified in its charter)

New York	001-00035	14-0689340
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

41 Farnsworth Street, Boston, MA		02210
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (617) 443-3000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter). Emerging growth company         ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 1, 2018, General Electric Company (“GE” or the “Company”) announced that the Board of Directors (the “GE Board”) appointed H. Lawrence Culp, Jr., 55, as Chairman and Chief Executive Officer (“CEO”), effective September 30, 2018. Mr. Culp succeeds John L. Flannery, 57, who resigned from the GE Board on September 30, 2018.

Culp biography. Mr. Culp has been a director on the GE Board since April 25, 2018, and he served as Lead Director from June 26, 2018 until this appointment as Chairman and CEO. In addition to serving as Chairman and CEO of GE, Mr. Culp is a Senior Advisor at Bain Capital Private Equity (since 2017), a Senior Lecturer at Harvard Business School (since 2015) and a director of T. Rowe Price (since 2015). Before that, he was CEO and President of Danaher Corporation from 2000-2014 and a Senior Advisor there from 2014-2016. For more information, see Mr. Culp’s biographical information on page 11 of GE’s Definitive Proxy Statement for the 2018 Annual Meeting of Shareowners filed with the SEC on March 12, 2018 (the “2018 Proxy Statement”), which is incorporated herein by reference.

Compensation. In connection with Mr. Culp’s appointment as CEO, the GE Board’s Management Development and Compensation Committee (“MDCC”) approved the Company’s entry into an agreement with Mr. Culp with a four-year term setting forth the terms of Mr. Culp’s compensation, which includes: (1) a base salary of $2,500,000 per year; (2) a target annual bonus opportunity at 150% of base salary; (3) annual equity awards in the form of performance share units (“PSUs”) that will have grant date fair values of $15,000,000, beginning in 2019; (4) a one-time inducement award of PSUs that will pay out (except in the case of a termination of employment by the Company for cause or by Mr. Culp without good reason, and subject to proration in certain events) as a number of GE shares ranging from 2.5 million to 7.5 million shares, based on a GE stock price appreciation target ranging from 50% to 150% using the highest average closing price over 30 consecutive trading days during the four-year period from October 1, 2018 to September 30, 2022, with no payout for stock price appreciation of less than 50%; and (5) cash severance in an amount equal to two times the sum of Mr. Culp’s base salary and target annual bonus opportunity, in the event that his employment is terminated by the Company without cause or by Mr. Culp for good reason. The inducement award of PSUs will be adjusted to reflect the effects of any spin-off transactions, extraordinary dividends or changes in capital structure that do not result in the receipt by the Company of reciprocal value. The agreement also will include terms addressing the effect of a change of control of GE. Any amounts paid or benefits provided in connection with a termination of employment are subject to Mr. Culp’s execution of a release and compliance with customary employee covenants, including a non-compete. For more information regarding the Company’s annual bonus and equity award programs, see the 2018 Proxy Statement.

The material terms of Mr. Flannery’s separation agreement will be disclosed once they have been finalized.

Other changes on GE Board. The GE Board appointed Thomas W. Horton, 57, as Lead Director and Chair of the MDCC, succeeding Mr. Culp in each of these roles. Mr. Horton has been a director on the GE Board since April 25, 2018 and will rotate off the GE Board’s Audit Committee in connection with the changes. As a non-independent director, Mr. Culp will not serve on any of the Board's standing committees.

Caution Concerning Forward-Looking Statements:

This document contains "forward-looking statements" – that is, statements related to future events that by their nature address matters that are, to different degrees, uncertain. For details on the uncertainties that may cause our actual future results to be materially different than those expressed in our forward-looking statements, see http://www.ge.com/investor-relations/disclaimer-caution-concerning-forward-looking-statements as well as our annual reports on Form 10-K and quarterly reports on Form 10-Q. We do not undertake to update our forward-looking statements.

(2)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

General Electric Company
(Registrant)

Date: October 4, 2018	/s/ Christoph A. Pereira
Christoph A. Pereira Vice President, Chief Corporate, Securities and Finance Counsel

(3)